Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Third Quarter 2015 Financial Results

Menlo Park, Calif. – October 22, 2015 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its third quarter ended September 30, 2015.

Revenue for the third quarter of 2015 totaled $13.9 million, compared to $20.6 million for the third quarter of 2014. Third quarter 2015 revenue includes product and service revenue of $10.3 million and $3.6 million of contractual revenue, while third quarter 2014 revenue includes product and service revenue of $8.9 million and $11.7 million of contractual revenue. Third quarter 2015 contractual revenue reflects $3.6 million of quarterly amortization of the upfront Roche payment while third quarter 2014 contractual revenue includes $10.0 million of milestone revenue and $1.7 million of quarterly amortization of the upfront Roche payment.

Gross profit for the third quarter of 2015 was $6.6 million, resulting in a gross margin of 47.1%, compared to gross profit of $13.2 million and a gross margin of 63.8% for the third quarter of 2014.

Operating expenses totaled $3.9 million for the third quarter of 2015, which consisted of aggregate expenses of $26.9 million offset by a one-time gain on lease amendments of $23.0 million, compared to the operating expenses of $21.6 million for the third quarter of 2014. Operating expenses for the third quarters of 2015 and 2014 included non-cash stock-based compensation of $2.9 million and $2.2 million, respectively.

Net income for the third quarter of 2015 was $1.8 million primarily driven by  the one-time gain on lease amendments of $23.0 milion, compared to a net loss of $9.2 million for the third quarter of 2014. Net income per share for both basic and diluted for the third quarter of 2015 was $0.02 per share as compared to net loss per share for the third quarter of 2014 of $0.13 per share.

Cash and investments at September 30, 2015 totaled $58.9 million, compared to $101.3 million at December 31, 2014.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its third quarter 2015 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/ .

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. Pacific Biosciences’ technology provides the industry’s highest consensus accuracy over the longest read lengths in combination with the ability to detect real-time kinetic information. The Sequel System, including consumables and software, provides a simple, fast, end-to-end workflow for SMRT Sequencing.  More information is available at www.pacb.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development of products for Roche, future payments from our landlord in return for our agreement to amend our current leases, the attributes of the Sequel System and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three-month Periods Ended		Nine-month Periods Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue:
Product revenue	$7,570	$6,762	$27,703	$22,376
Service and other revenue	2,751	2,165	8,010	6,226
Contractual revenue	3,596	11,696	20,788	15,088
Total revenue	13,917	20,623	56,501	43,690
Cost of Revenue:
Cost of product revenue	5,119	5,608	23,289	19,048
Cost of service and other revenue	2,247	1,853	6,228	5,678
Total cost of revenue	7,366	7,461	29,517	24,726
Gross profit	6,551	13,162	26,984	18,964
Operating Expense:
Research and development	16,162	11,693	45,688	35,899
Sales, general and administrative	10,818	9,882	32,411	28,025
Gain on lease amendments	(23,043)	—	(23,043)	—
Total operating expense	3,937	21,575	55,056	63,924
Operating income (loss)	2,614	(8,413)	(28,072)	(44,960)
Interest expense	(741)	(716)	(2,153)	(2,103)
Other expense, net	(52)	(34)	(62)	(122)
Net income (loss)	$1,821	$(9,163)	$(30,287)	$(47,185)

Net income (loss) per share:
Basic	$0.02	$(0.13)	$(0.41)	$(0.68)
Diluted	$0.02	$(0.13)	$(0.41)	$(0.68)

Weighted average shares outstanding used in calculating net income (loss) per share
Basic	75,205	70,740	74,699	69,716
Diluted	80,176	70,740	74,699	69,716

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	September 30,	December 31,
	2015	2014
Assets
Cash and investments	$58,909	$101,348
Accounts receivable	4,164	3,406
Inventory	11,621	11,335
Prepaid and other current assets	11,513	1,671
Property and equipment	7,855	6,601
Other long-term Assets	5,715	162
Total Assets	$99,777	$124,523

Liabilities and Stockholders' Equity
Accounts payable	$6,097	$5,608
Accrued expenses	11,342	11,441
Deferred service revenue	7,553	7,250
Deferred contractual revenue	15,732	26,520
Other liabilities	1,950	3,687
Financing derivative	925	944
Notes payable	14,808	14,124
Stockholders' equity	41,370	54,949
Total Liabilities and Stockholders' Equity	$99,777	$124,523